Exhibit 99.1

Thomas E. Plimpton Named to PACCAR Board

December 10, 2008, Bellevue, Washington – Thomas E. Plimpton has been named to PACCAR Inc’s Board of Directors, effective January 2, 2009, to serve the remaining term for Michael Tembreull who is retiring from the Company after 38 years, according to Mark Pigott, PACCAR Chairman and Chief Executive Officer.

Mr. Plimpton is Vice Chairman of the Company and has held that position since September 2008.  He will also serve as the Company’s principal financial officer.  He was President from January 2003 to September 2008, Executive Vice President from August 1998 to January 2003 and Senior Vice President from August 1996 to August 1998.

“PACCAR is very pleased that Mr. Plimpton will be joining the Board.  His outstanding background in international business and information technology and his thorough knowledge of the commercial vehicle industry gained through 32 years with the Company provide valuable expertise that will benefit PACCAR and its stockholders,” said Mark Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of  high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage is www.paccar.com.